Exhibit 10(a)
                   Summary of Amendments to Stock Based Plans
                 in Connection with the FON Common Stock Split

In connection with the 2-for-1 stock split of Sprint's FON Common Stock in the form of a dividend paid in shares of FON Common Stock, each of Sprint's stock based employee benefit plans and benefit plans for members of its Board of Directors was amended to double the authorized number of shares of FON Common Stock that remained available for issuance pursuant to that plan as of the record date for the stock dividend.

In addition, where these plans contain a limitation on the number of shares of FON Common Stock (or, in the case of Section 6.03 of the 1990 Stock Option Plan, the number of shares of all classes of common stock) that can be subject to awards granted, the plans were amended to double the number of shares subject to each limitation. Outstanding options to purchase FON Common Stock were adjusted to reflect the stock dividend by doubling the number of shares subject to each option and dividing the strike price by two.

Plans that were amended include the 1985 Stock Option Plan, the 1990 Stock Option Plan, the 1990 Restricted Stock Plan, the Management Incentive Stock Option Plan, the 1997 Long-Term Stock Incentive Program, the Amended and Restated Centel Director Stock Option Plan, the Amended and Restated Centel Stock Option Plan and the 1988 Employees Stock Purchase Plan.